Exhibit 99.1

SUPERVALU Announces Closing of $400 Million Senior Notes Offering

MINNEAPOLIS—(BUSINESS WIRE)—May 21, 2013—SUPERVALU INC. (NYSE: SVU) (“SUPERVALU”) today announced the closing of its private offering of $400 million aggregate principal amount of 6.750% Senior Notes due 2021 (the “Notes”). The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

The Company intends to use the net proceeds of the Notes, together with borrowings under its amended and restated five-year $1 billion (subject to borrowing base availability) asset-based revolving credit facility to fund the purchase price (including accrued interest and the applicable tender premium and estimated transaction fees and expenses) of the $372,018,000 aggregate principal amount of the Company’s outstanding 8.000% Senior Notes due 2016 tendered and accepted by the Company for purchase pursuant to its previously announced modified “Dutch Auction” tender offer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com